Exhibit 10.10

ESCROW AGREEMENT

This Escrow Agreement is entered into as of December 10, 2003, by and among Distributed Energy Systems Corp., a Delaware corporation (“Distributed Energy”), Paul Koeppe and Philip Deutch (the “Indemnification Representatives”) and Webster Trust Company, N.A. (the “Escrow Agent”).

WHEREAS, Distributed Energy and Northern Power Systems, Inc. (the “Company”) have entered into an Agreement and Plan of Contribution and Merger dated May 22, 2003, (the “Merger Agreement”) by and among the Company, Distributed Energy, Proton Energy Systems, Inc. (“Proton”) and subsidiaries of Distributed Energy, pursuant to which PES-1 Merger Sub Inc. will be merged (the “Merger”) into the Company, which, as the surviving corporation (the “Surviving Corporation”), will become a wholly-owned subsidiary of Distributed Energy;

WHEREAS, the Merger Agreement provides that an escrow fund will be established to secure the indemnification obligations of the stockholders and optionholders of the Company receiving consideration pursuant to Section 2.1 of the Merger Agreement (collectively, the “Indemnifying Securityholders”) to Distributed Energy and Proton; and

WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow fund will be established and maintained;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Consent of Indemnifying Securityholders. The Indemnifying Securityholders have, either by virtue of the approval of the Merger Agreement or through the execution of an instrument to such effect, consented to: (a) the establishment of this escrow to secure the Indemnifying Securityholders’ indemnification obligations under Article VII of the Merger Agreement in the manner set forth herein, (b) the appointment of the Indemnification Representatives as their representatives for purposes of this Agreement and as attorneys-in-fact and agents for and on behalf of each Indemnifying Securityholder, and the taking by the Indemnification Representatives of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement and (c) all of the other terms, conditions and limitations in this Agreement.

2. Escrow and Indemnification.

(a) Escrow Fund. Simultaneously with the execution of this Agreement, Distributed Energy shall deposit with the Escrow Agent (i) by wire transfer or delivery of a check of Distributed Energy payable to the Escrow Agent, the sum of $2,854,581.80, (ii) a certificate for 210,601 shares of common stock of Distributed Energy and (iii) a Warrant representing warrants to purchase 412,237 shares of Distributed Energy Common Stock, such shares and Warrant to be issued in the name of Escrow Agent or its nominee, as determined pursuant to Section 2.4 of the Merger Agreement. The Escrow Agent hereby acknowledges receipt of such sum, such stock certificate and such Warrants. Such sum, together with any further sums deposited by Distributed Energy pursuant to the final sentence of Section 2.1(c) of the Merger Agreement and any interest earned thereon, are referred to herein as the “Escrow Cash.” Such shares, together with any further shares deposited by Distributed Energy pursuant to the final sentence of Section 2.1(a) of the Merger Agreement are referred to herein as the “Escrow Shares.” Such Warrants are referred to herein as the “Escrow Warrants.” The Escrow Cash, the Escrow Shares and Escrow Warrants are referred to herein as the “Escrow Fund.” The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Cash shall be invested in accordance with Section 5. The Escrow Agent agrees to hold the Escrow Fund in an escrow account subject to the terms and conditions of this Agreement. The Escrow Cash, Escrow Shares and Escrow Warrants shall be initially attributed to the Indemnifying Securityholders as set forth on Attachment A. Thereafter, such apportionment shall be adjusted upon any event affecting the Escrow Fund, including without limitation the payment of interest on Escrow Cash, the sale of Escrow Shares upon the request of an Indemnifying Securityholder as provided below, the exercise of an Escrow Warrant as provided below or payment of a claim on the Escrow Fund (although the Responsibility Percentages shall not be so adjusted). For example, if an Indemnifying Securityholder directs the Escrow Agent to sell Escrow Shares attributable to such Indemnifying Securityholder, the Escrow Shares attributable to such Indemnifying Securityholder shall be reduced and the Escrow Cash attributable to such Indemnifying Securityholder shall be increased. At any time Escrow Shares are attributed to an Indemnifying Securityholder, such Indemnifying Securityholder may cause the Escrow Agent to sell any or all of the Escrow Shares attributed to it as set forth on Attachment A hereto by notice of such election to the Escrow Agent. The proceeds from any such sale shall become Escrow Cash attributable to such Indemnifying Securityholder. No such sale of Escrow Shares attributed to an Indemnifying Securityholder shall change the Responsibility Percentages set forth on Attachment A. At any time Escrow Warrants are attributed to an Indemnifying Securityholder, such Indemnifying Securityholder may cause the Escrow Agent to exercise such Escrow Warrants by providing (i) notice of such election to the Escrow Agent, (ii) sufficient instructions in such notice regarding the desired exercise for the Escrow Agent to complete the exercise, and (iii) if the exercise is not a cashless exercise, cash equal to the aggregate exercise price of the Warrants being exercised (which may be paid either to the Escrow Agent for remittance to the Distributed Energy upon exercise of the Warrants or directly to the Distributed Energy, in which case the Distributed Energy shall provide prompt notice the Escrow Agent upon receipt of such cash). The shares of Distributed Energy common stock acquired upon exercise of any such Escrow Warrant shall become Escrow Shares attributable to such Indemnifying Securityholder. No such exercise of Escrow Warrants attributed to an Indemnifying Securityholder shall change the Responsibility Percentages set forth on Attachment A.

(b) Indemnification. The Indemnifying Securityholders have agreed in Article VII of the Merger Agreement, to indemnify and hold harmless Distributed Energy and Proton from and against specified Damages (as defined in the Merger Agreement). The Escrow Fund shall be security for such indemnity obligations of the Indemnifying Securityholders, subject to the limitations, and in the manner provided, in this Agreement.

(c) Dividends, Etc. Any securities or property (including without limitation cash) distributed as a dividend in respect of any of the Escrow Shares shall be issued in the name of each Indemnifying Securityholder and shall be delivered to each Indemnifying Securityholder at the address for such Indemnifying Securityholder as set forth on Attachment A. Other than the dividends described in the foregoing sentence, any securities or property (including without limitation cash) distributed in respect of or in exchange for any of the Escrow Shares, whether by way of dividends of Distributed Energy Common Stock, stock splits or otherwise, or in connection with any merger, liquidation or consolidation of the Distributed Energy, shall be issued in the name of the Escrow Agent or its nominee, and shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account. Such securities shall be considered Escrow Shares for purposes hereof.

(d) Voting of Shares. The Indemnification Representatives shall have the right, in their sole discretion, on behalf of the Indemnifying Securityholders, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares. The Indemnification Representatives shall have no obligation to solicit consents or proxies from the Indemnifying Securityholders for purposes of any such vote.

(e) Transferability. The respective interests of the Indemnifying Securityholders in the Escrow Fund shall not be assignable or transferable, other than by operation of law or to an Indemnifying Securityholder’s successors, heirs or personal representatives in the event any Indemnifying Securityholder is liquidated or dies, or to an Indemnifying Securityholder’s members, limited partners or equityholders in a distribution to them, said transfer to be effectuated by such Indemnifying Securityholder or such Indemnifying Securityholder’s successor or personal representative by providing the Escrow Agent with such instruments of transfer and other documents as the Escrow Agent may reasonably require. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and to Distributed Energy, and no such assignment or transfer shall be valid until such notice is given.

(f) Information. The Indemnification Representatives shall have reasonable access to information about the Distributed Energy and its Subsidiaries and the reasonable assistance of the Company’s officers and employees and former officers and employees for the purposes of performing its duties and exercising its rights hereunder and under the Merger Agreement, provided that the Indemnification Representatives shall treat confidentially and not disclose any nonpublic information from or about Distributed Energy or its Subsidiaries to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

3. Disbursement of Escrow Fund.

(a) Disbursement by Escrow Agent. The Escrow Agent shall disburse the Escrow Fund only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both Distributed Energy and the Indemnification Representatives and that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund, (ii) an order of a court of competent jurisdiction or arbitrator pursuant to Section 7.3(e) of the Merger Agreement, a copy of which is delivered to the Escrow Agent by either Distributed Energy or the Indemnification Representatives, that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund, or (iii) the provisions of Section 3(b) and Section 9 hereof.

(b) Disbursement Following Termination Date. Within five (5) business days after December 10, 2004 (the “Initial Termination Date”), the Escrow Agent shall distribute to each Indemnifying Securityholder an amount equal to 66-2/3% of the Value of the Escrow Shares and Escrow Cash and Escrow Warrants and attributable to such Indemnifying Securityholder (with any Escrow Shares or Escrow Warrants to be valued at their Value), with respect to Indemnifying Securityholders to whom any combination of Escrow Shares, Escrow Warrants and Escrow Cash is attributable, pro rata according to the Value of Escrow Shares and the Value of Escrow Warrants and the value of Escrow Cash attributable to such Indemnifying Securityholder with any Escrow Shares or Escrow Warrants so distributed to be registered in the name of the applicable Indemnifying Securityholders. Within five (5) business days after December 10, 2005 (the “Final Termination Date”), the Escrow Agent shall distribute to the Indemnifying Securityholders the balance of the Escrow Fund then held in escrow, with any Escrow Shares or Escrow Warrants so distributed to be registered in the name of the applicable Indemnifying Securityholders. Notwithstanding the foregoing, if Distributed Energy has previously delivered to the Escrow Agent a copy of a Claim Notice (as defined in the Merger Agreement) and the Escrow Agent has not received written notice of the resolution of the claim covered thereby, or if Distributed Energy has previously delivered to the Escrow Agent a copy of an Expected Claim Notice (as defined in the Merger Agreement) and the Escrow Agent has not received written notice of the resolution of the anticipated claim covered thereby, the Escrow Agent shall retain in escrow after the Initial Termination Date or Final Termination Date, as the case may be, the amount of the Escrow Fund, or if less, an amount of Escrow Cash and a number of Escrow Shares and Escrow Warrants having a Value (as defined in Section 4 below) at such time equal to the Claimed Amount (as defined in the Merger Agreement) covered by such Claim Notice or equal to the estimated amount of Damages set forth in such Expected Claim Notice, as the case may be. Any such amounts shall be retained in accordance with Section 3(c) hereof.

(c) Allocation of Retentions and Withdrawals Among Indemnifying Securityholders. Any amount retained in escrow as provided in Section 3(b) or withdrawn from escrow to satisfy any claim on the escrow fund shall be retained or withdrawn in accordance with this Section 3(c).

(i) Amounts retained or withdrawn shall be retained or withdrawn pro-rata in accordance with the respective Responsibility Percentage of each Indemnifying Securityholder as set forth on Attachment A from the Escrow Cash, Escrow Shares and Escrow Warrants attributable to each Indemnity Securityholder, and with respect to each Indemnifying Securityholder to whom any combination of Escrow Shares, Escrow Cash and Escrow Warrants

is attributable, pro-rata according to the value of the Escrow Cash attributable to such Indemnifying Securityholder at such time, the Value of the Escrow Shares attributable to such Indemnifying Securityholder at such time and the Value of the Escrow Warrants attributable to such Indemnifying Securityholder at such time.

(ii) If a retention or withdrawal according to Section 3(c)(i) exhausts the portion of the Escrow Fund attributable to any Indemnifying Securityholder, the retention or withdrawal shall be accomplished according to Section 3(c)(i) up until the point of such exhaustion, and then pro-rata among the remaining Indemnifying Securityholders in accordance with the value of the Escrow Fund then attributable to each Indemnifying Securityholder (with any Escrow Shares or Escrow Warrants to be valued at their Value).

(d) Method of Disbursement. The Responsibility Percentages set forth on Attachment A shall be appropriately revised by Distributed Energy and the Indemnification Representatives only in the event Distributed Energy deposits additional funds or shares with the Escrow Agent pursuant to the final sentence of Section 2.1(c) of the Merger Agreement following the date of this Agreement. Distributions to the Indemnifying Securityholders shall be made by mailing checks and stock certificates to such holders at their respective addresses shown on Attachment A (or such other address as may be provided in writing to the Escrow Agent by any such holder). No fractional Escrow Shares or Warrants to purchase a fraction of a Distributed Energy common share shall be distributed to Indemnifying Securityholders pursuant to this Agreement. Instead, the number of shares or Warrants that each Indemnifying Securityholder shall receive shall be rounded up or down to the nearest whole number (provided that the Indemnification Representatives shall have the authority to effect such rounding in such a manner that the total number of whole Escrow Shares and Escrow Warrants to be distributed equals the number of Escrow Shares and Escrow Warrants then being distributed).

4. Valuation of Escrow Shares and Escrow Warrants. For purposes of this Agreement, the “Value” of any Escrow Shares shall be the average of the last reported sale prices per share of the common stock of Distributed Energy on the NASDAQ National Market over the ten (10) consecutive trading days ending two (2) trading days before (i) such Escrow Shares are distributed by the Escrow Agent to Distributed Energy as provided herein or (ii) the Value of the Escrow Shares is otherwise required to be calculated pursuant to the terms hereof (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the common stock of Distributed Energy since the beginning of such ten (10) day period), multiplied by the number of such Escrow Shares, or if the common stock of Distributed Energy is not then traded on the NASDAQ National Market, such value as is reasonably determined in good faith between the Distributed Energy and the Indemnification Representatives. For purposes of this Agreement, the “Value” of any Escrow Warrant shall be calculated in accordance with the Black-Scholes calculation spreadsheet provided to Parent by the Company prior to the date of the Merger Agreement and to the Escrow Agent at the Effective Time, using the following assumptions:

Risk Free Rate of Return:	3%
Expiration Date of Warrant:	Third Anniversary of the Closing Date
Expected Volatility:	100%
Current Price:	The Value of one Escrow Share.

5. Investment of Escrow Fund.

(a) Permitted Investments. Escrow Cash shall be invested by the Escrow Agent, to the extent permitted by law and as directed by the Indemnification Representatives, in (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) obligations (including certificates of deposit and bankers’ acceptances) of domestic commercial banks which at the date of their last public reporting had total assets in excess of $500,000,000, (iii) commercial paper rated at least A-1 or P-1 or, if not rated, issued by companies having outstanding debt rated at least AA or Aa and (iv) money market mutual funds invested exclusively in some or all of the securities described in the foregoing clauses (i), (ii) and (iii). Absent receipt of specific written investment instructions from the Indemnification Representatives, the Escrow Agent shall have no obligation or duty to invest (or otherwise pay interest on) the Escrow Cash. The Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder. Any investment earnings on Escrow Funds shall be allocated to the Indemnifying Securityholders based upon their holdings of the Escrow Cash to which the earnings are attributable.

(b) Tax Reporting. The parties hereto agree that, for tax reporting purposes, all interest or other income earned from the investment of the Escrow Cash or any portion thereof in any tax year (i) to the extent such interest or other income is distributed by the Escrow Agent to any person or entity pursuant to the terms of this Agreement during such tax year, shall be reported as allocated to such person or entity, and (ii) otherwise shall be reported as allocated to the Indemnifying Securityholders, based on investment earnings attributed to them in accordance with section 5(a).

(c) Certification of Tax Identification Number. The parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in the case of non-U.S. persons) to the Escrow Agent prior to the date on which any income earned on the investment of the Escrow Cash is credited to such Escrow Fund. The parties hereto understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Cash.

6. Fees and Expenses. Distributed Energy, on the one hand, and the Indemnifying Securityholders, on the other hand, shall each (a) pay one-half of the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder, which are set forth on Attachment B hereto, and (b) reimburse the Escrow Agent for one-half of its reasonable expenses (including reasonable attorney’s fees and expenses) incurred in connection with the performance of its duties under this Agreement.

7. Limitation of Escrow Agent’s Liability.

(a) Limitation on Liability. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction, except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement or any other agreement referred to herein. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

(b) Indemnification. Distributed Energy and the Indemnifying Securityholders agree to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. Distributed Energy, on the one hand, and the Indemnifying Securityholders, on the other hand, shall each be liable for one-half of such amounts, provided that the liability of the Indemnifying Securityholders pursuant to this Section 7(b) shall not exceed the Escrow Fund at the time of payment of such Indemnification, and the Distributed Energy will provide any further required indemnification of the Escrow Agent pursuant to this Section 7(b) once the Escrow Fund has been exhausted.

8. Liability and Authority of Indemnification Representatives; Successors and Assignees.

(a) Limitation on Liability. The Indemnification Representatives shall incur no liability to the Indemnifying Securityholders with respect to any action taken or suffered by them in reliance upon any note, direction, instruction, consent, statement or other documents believed by them to be duly authorized, nor for other action or inaction except their own willful misconduct or gross negligence. The Indemnification Representatives may, in all questions arising under the Escrow Agreement, rely on the advice of counsel and the Indemnification Representatives shall not be liable to the Indemnifying Securityholders for anything done, omitted or suffered in good faith by the Indemnification Representatives based on such advice.

(b) Successor Indemnification Representatives. In the event of the death or permanent disability of any Indemnification Representative, or his or her resignation as an Indemnification Representative, a successor Indemnification Representative shall be appointed by the other Indemnification Representative or, absent its appointment, a successor Indemnification Representative shall be elected by a majority vote of the Indemnifying Securityholders, with each such Indemnifying Securityholder (or his, her or its successors or assigns) to be given a vote equal to the Responsibility Percentages set forth on Attachment A with respect to such Indemnifying Securityholder, multiplied times 100. Each successor Indemnification Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Indemnification Representatives, and the term “Indemnification Representatives” as used herein and in the Merger Agreement shall be deemed to include successor Indemnification Representatives.

(c) Power and Authority. The Indemnification Representatives, acting jointly but not singly, shall have full power and authority to represent the Indemnifying Securityholders, and their successors, with respect to all matters arising under this Agreement and all actions taken by any Indemnification Representative hereunder shall be binding upon the Indemnifying Securityholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Indemnification Representatives, acting jointly shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the Indemnifying Securityholders and their successors. All actions to be taken by the Indemnification Representatives hereunder shall be evidenced by, and taken upon, the written direction of a majority thereof.

(d) Reliance by Escrow Agent. The Escrow Agent may rely on the Indemnification Representatives as the exclusive agents of the Indemnifying Securityholders under this Agreement and shall incur no liability to any party with respect to any action taken or suffered by it in reliance thereon.

(e) Indemnification. The Indemnifying Securityholders shall severally indemnify the Indemnification Representatives and hold them harmless from any loss, liability or expense (including expense of counsel) incurred without gross negligence or bad faith on the part of the Indemnification Representatives and arising out of or in connection with the acceptance or administration of their duties hereunder or under the Merger Agreement. The Indemnification Representatives shall deliver a claim therefor to the Escrow Agent and shall be entitled to a distribution from the Escrow Fund (in accordance with the distribution provisions of Section 9 hereof) equal to any such indemnity claim prior and in preference to any distribution of the Escrow Fund to satisfy claims of Distributed Energy against the Escrow Fund.

9. Amounts Payable by Indemnifying Securityholders. The amounts payable by the Indemnifying Securityholders under this Agreement (i.e., the fees of the Escrow Agent payable pursuant to Section 6 and the indemnification obligations pursuant to Sections 7(b) and 8(e)) shall be payable solely as follows. With respect to amounts due to the Escrow Agent pursuant to Section 6 hereof, the Distributed Energy shall pay the Escrow Agent the full amount of such obligation in cash, then make a claim against the Escrow Fund equal to the one-half of such obligation owed by the Indemnifying Securityholders pursuant to Section 6. The Escrow Agent shall notify the Indemnification Representatives of any such amount payable by the Indemnifying Securityholders as soon as it becomes aware that any such amount is payable, with a copy of such notice to Distributed Energy. On the sixth business day after the delivery of such notice, the Escrow Agent shall disburse such amount from the Escrow Fund in accordance with the distribution provisions of Section 3(c) and 3(d) hereof, provided that if Distributed Energy or the Indemnification Representatives deliver to the Escrow Agent (with a copy to the Indemnification Representatives or the Distributed Energy, as applicable), within five business days after delivery of such notice by the Escrow Agent, a written notice contesting the legitimacy or reasonableness of such amount, then the Escrow Agent shall not disburse the disputed portion of such claimed amount except in accordance with the terms of clauses (i) or (ii) of Section 3(a) hereof. If the recipient of an amount payable by the Indemnifying Securityholders under this Agreement will not accept Escrow Shares and/or Escrow Warrants as payment (other than Distributed Energy who must accept Escrow Shares and/or Escrow Warrants as payment), the

Escrow Agent shall liquidate sufficient Escrow Shares so that the net proceeds thereof may be paid in satisfaction of the portion of such obligation required to be satisfied by Escrow Shares and shall exercise sufficient Escrow Warrants (on a cashless basis) and liquidate the shares received upon exercise so that the net proceeds thereof may be paid in satisfaction of the portion of such obligation required to be satisfied by Escrow Warrants. If a cashless exercise of Escrow Warrants may not be accomplished at such time (e.g. because the exercise price of the Escrow Warrants exceeds the per-share value of Distributed Energy common stock) or does not provide sufficient cash to satisfy the portion of the obligation required to be satisfied by the Escrow Warrants (e.g. because the per-share value of Distributed Energy common stock exceeds the exercise price of the Escrow Warrants only by a small amount), then the portion of such obligation required to be satisfied by Escrow Warrants but which may not be satisfied through the cashless exercise mechanism described above shall instead be satisfied by Escrow Cash and Escrow Shares, pro rata in proportion to the portion of the obligation originally required to be satisfied by Escrow Cash and Escrow Shares and from each Indemnifying Securityholder pro rata in proportion to the amounts of Escrow Cash and Escrow Shares originally required to be paid by each Indemnifying Securityholder to satisfy such obligation. In such event, a number of Escrow Warrants with a Value equal to the value of the Escrow Cash and Value of Escrow Shares distributed in lieu thereof shall be reallocated from the Indemnifying Securityholders to which such Escrow Warrants are attributable (on the basis of respective Responsibility Percentages) to the Indemnifying Securityholders which satisfied the cash obligation of the holders of the Escrow Warrants on the basis of the amount of Escrow Cash and Escrow Shares each paid by such Indemnifying Securityholder to satisfy the cash payment obligation of the Escrow Warrants. The Indemnification Representatives may make such further re-allocations and provide such further instructions to the Escrow Agent regarding distributions if the recipient thereof will not accept Escrow Shares and Escrow Warrants as consideration as the Indemnification Representatives determine in their sole discretion are fair and equitable, not inconsistent with the principles set forth in this Section 9.

10. Termination. This Agreement shall terminate upon the disbursement by the Escrow Agent of all of the Escrow Fund in accordance with this Agreement; provided that the provisions of Sections 7 and 8 shall survive such termination.

11. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 60 days prior to the date when such resignation shall take effect. Distributed Energy may appoint a successor Escrow Agent without the consent of the Indemnification Representatives so long as such successor is a bank with assets of at least $500,000,000, and may appoint any other successor Escrow Agent with the consent of the Indemnification Representatives, which shall not be unreasonably withheld. If, within such notice period, Distributed Energy provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of the Escrow Fund then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Fund to such designated successor. If no successor Escrow Agent is named as provided in this Section 11 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.

12. General.

(a) Entire Agreement. Except for those provisions of the Merger Agreement referenced herein or related hereto, this Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.

(b) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

(c) Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

(d) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one Business Day after it is sent for next business day delivery via a reputable nationwide overnight courier service, or upon receipt of confirmation of good transmission in the case of facsimile transmission, in each case to the intended recipient as set forth below:

If to Distributed Energy:	10 Technology Drive Wallingford, Connecticut 06492 Fax: (203) 949-8016

If to Indemnification Representatives:	Paul Koeppe 2825 Brewery Road Cross Plains, Wisconsin 53528 Philip Deutch Perseus, L.L.C. 2099 Pennsylvania Avenue, N.W. 9th Floor Washington, DC 20006

With a copy to:	David A. Fine Ropes & Gray One International Place Boston, Massachusetts 02110 Fax: (617) 951-7050

If to Escrow Agent:	Webster Trust Company, N.A. Webster Plaza WFD 730 Waterbury, Connecticut 06702

Any Party may give any notice, instruction or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail or electronic mail), but no such notice, instruction or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, instructions or other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth in this Section.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Connecticut. Any disputes arising out of or related to this Agreement shall be submitted to binding arbitration as provided in Sections 7.3(d) and 7.3(e) of the Merger Agreement.

(g) Amendments and Waivers. This Agreement may be amended only with the written consent of Distributed Energy, the Escrow Agent and both of the Indemnification Representatives. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any condition, default or breach of covenant hereunder shall be deemed to extend to any prior or subsequent condition, default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(h) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(i) Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Merger Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

DISTRIBUTED ENERGY SYSTEMS CORP.

By	/s/ Walter W. Schroeder

Walter W. Schroeder President

/s/ Philip Deutch

Philip Deutch

/s/ Paul Koeppe

Paul Koeppe

WEBSTER TRUST COMPANY, N.A.

By:	/s/ Christopher H. Rand

Name: Christopher H. Rand Title: Vice President

Attachment A

Indemnifying Securityholder	Cash	Shares	Warrants	Share Value	Warrant Value	Total Value	Responsibility Percentage

Attachment B

The fees of the Escrow Agent, Webster Trust Company, N.A., for the services to be rendered under the Escrow Agreement consist of a $2,500 fee, payable annually in advance.